Exhibit 8(o)(1)

Amendment to Participation Agreement (Fidelity)

AMENDMENT to PARTICIPATION AGREEMENT

Between

FIDELITY DISTRIBUTORS CORPORATION

and

MERRILL LYNCH LIFE INSURANCE COMPANY

This AMENDMENT (this “Amendment”) is made and entered into as of the 24th day of June, 2010 by and among MERRILL LYNCH LIFE INSURANCE COMPANY (the “Company”), an Arkansas corporation and FIDELITY DISTRIBUTORS CORPORATION (the “Underwriter”), a Massachusetts corporation

WHEREAS, the Company, on its own behalf and on behalf of each Account and the Underwriter are parties to a Participation Agreement dated as of October 11, 2002 (the “Agreement”);

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein; and

WHEREAS, capitalized terms used, but not defined, in this Amendment have the meanings assigned to such terms in the Agreement.

NOW THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. The first paragraph of Section 1.1 shall be replaced with the following:

1.1. The Underwriter agrees to make available shares of the Portfolios indefinitely for purchase at the applicable net asset value per share next computed in accordance with the then current prospectus for the applicable Fund after receipt by the applicable Fund of the order for purchase by the Company and its Accounts on those days on which the applicable Fund calculates its net asset value pursuant to rules of the SEC; provided that the Company qualifies for any sales load waiver described in the then current prospectus for such Portfolio. For purposes of Sections 1.1 and 1.2, the Company shall be the agent of the Funds for the limited purpose of accepting orders of purchase and redemption for shares of the Funds on behalf of the Accounts, and receipt by the Company shall therefore constitute receipt by the Fund of such orders for purposes of determining the net asset value at which such orders will be executed, so long as the requirements of the rest of this paragraph are met. Beginning within three months of the effective date of this Agreement, the Company agrees that orders for the purchase or redemption of shares of the Funds on behalf of the Accounts will be placed directly by the Company with the Funds or their transfer agent by electronic transmission. Company shall transmit orders directly to the Funds or their designee(s) by 6:00 a.m. Eastern Time of the next following Business Day on which the Order was accepted by Company (provided again that the Company’s orders shall reflect only orders it receives from owners of Contracts or participants under Contracts prior to 5:00 p.m. Eastern Time). The Funds will execute purchase and redemption orders at the net asset value determined as of the close of trading on the day of receipt of such orders by the Company, provided that such orders are received by the Funds by 6:00 a.m. Eastern Time of the next following Business Day on which the Order was accepted by Company AND payment for such orders is received by the Funds no later than the close of the Fedwire system on the Business Day following the day on which purchase instructions are treated as having been received by the Funds. “Business Day” shall mean any day the New York Stock Exchange is open for trading. Payment for net purchases shall be federal funds transmitted by wire by the Company to a custodial account designated by the Funds. Likewise, orders for net redemptions of shares of the Funds will be wired from the Funds’ custodial account to an account designated by the Company. Upon receipt by a Fund of the federal funds so wired, for purposes of Section 2.6 such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

2. This Amendment may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

3. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Amendment shall not be affected thereby.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 24th day of June, 2010.

MERRILL LYNCH LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Thomas J. Corra
Thomas J. Corra, Chief Administrative Office